UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):       November 27, 2007
Premier Exhibitions, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia	30326

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:       (404) 842-2600
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective November 27, 2007, the Board of Directors of Premier Exhibitions, Inc. (the “Company”) appointed Kelli L. Kellar, age 42, as the Company’s Chief Accounting Officer. Ms. Kellar has been employed by the Company since September 2007. Prior to joining the Company and from July 2006, Ms. Kellar was Director of External Reporting at Mohawk Industries, Inc. (NYSE: MHK). Prior to her tenure at Mohawk Industries and from September 2004, Ms. Kellar was Manager of SEC Reporting for Caraustar Industries, Inc. (NASDAQ: CSAR). Between September 2003 and 2004 she was Senior Manager of Financial Reporting & Joint Venture Accounting for Cingular Wireless. Ms. Kellar was a Senior Manager of Finance, Sales & Marketing for Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) between June 2001 to September 2003 and also has several years of public accounting experience with PricewaterhouseCoopers LLP, where she last served as an Audit Manager.
     On November 27, 2007, the Company and Ms. Kellar also entered into a three year Employment Agreement. Such Agreement, which was approved by the Company’s Compensation Committee, provides that Ms. Kellar will receive an annual base salary of $150,000, subject to a 4% minimum annual increase. Ms. Kellar received a bonus of $33,300 in connection with her execution of the Employment Agreement. Ms. Kellar may also be awarded, in the Company’s discretion, periodic performance bonuses of up to 30% of her base salary.
     Pursuant to the Employment Agreement, on November 27, 2007 the Company’s Compensation Committee awarded Ms. Kellar: (i) a ten year option to purchase 10,000 shares of the Company’s Common Stock at an exercise price of $9.93 per share, that being the closing price of the Company’s Common Stock on the Nasdaq Global Market on such date; and (ii) 20,000 shares of restricted stock. The stock option award and restricted stock grant each vest annually in increments of one-third, subject to Ms. Kellar’s continued employment with the Company through each applicable vesting date. The stock option was issued under the Amended and Restated Premier Exhibitions, Inc. 2004 Stock Option Plan and the shares of restricted stock were awarded under the Premier Exhibitions, Inc. 2007 Restricted Stock Plan. Such plans are more fully described under the sections of the Company’s 2007 proxy statement dated June 27, 2007 entitled “Long-Term Equity Incentive Compensation” and “Proposal Two: Approval of Adoption of the Premier Exhibitions, Inc. 2007 Restricted Stock Plan”, which descriptions are incorporated herein by reference.
     In the event that Ms. Kellar is terminated without cause, as defined in the Employment Agreement, she will be entitled to one year’s base salary as severance. In addition, in such event, the above-described stock option award and restricted stock grant shall continue to accrue and vest in accordance with their vesting schedules. The Employment Agreement also contains covenants which prohibit Ms. Kellar from competing with the Company; interfering, inducing, influencing or conspiring with any of the Company’s employees or consultants to terminate their relationship with or compete against the Company; or disclosing or using any of the Company’s confidential information. In addition, the Employment Agreement contains other terms and provisions customary to such agreements.
     There are no arrangements or understandings between Ms. Kellar and any other persons with respect to her appointment as the Company’s Chief Accounting Officer. In addition, there has been no transaction, nor is there any currently proposed transaction, to which the Company or any of its subsidiaries was or is to be a party in which Ms. Kellar or any member of her immediate family, had, or will have, a direct or indirect material interest.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Employment Agreement dated as of November 27, 2007 by and between Premier Exhibitions, Inc. and Kelli L. Kellar.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
Date: November 29, 2007	By:	/s/ Bruce Eskowitz
President and Chief Executive Officer